UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2013

AMERICAN STATES WATER COMPANY
(Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
630 East Foothill Blvd. San Dimas, California	91773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events

American States Water Company (NYSE:AWR) announced that on May 20, 2013, the Board of Directors of AWR approved a 14.1% increase in its third quarter cash dividend from $0.355 per share to $0.405 per share on the common shares of the Company.  This increase is equivalent to $0.20 per share above its current annualized dividend rate of $1.42 to $1.62.  Dividends on the common shares will be payable on September 3, 2013 to shareholders of record at the close of business on August 15, 2013.  The increased September 3, 2013 dividend will be applied to the shares prior to the stock split discussed below.

On the same day, the Board of Directors of AWR also approved a two-for-one stock split of the Company’s common stock.  Shareholders of record at the close of business on August 15, 2013 will receive one additional share of AWR stock for each share they own.  These additional shares will also be payable on September 3, 2013 to shareholders of record on August 15, 2013.  As a result of the stock split, the total number of common shares outstanding will increase from approximately 19.3 million to approximately 38.6 million.

A copy of the Company’s press release is attached hereto as Exhibit 99.1.

This Form 8-K and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission.

Section 9 – Financial Statement and Exhibits

Item 9.01.          Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release: American States Water Company Announces 14.1% Dividend Increase and 2-for-1 Stock Split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY:

Date:	May 21, 2013	/s/ Eva G. Tang
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer